Permian Resources Announces First Quarter 2023 Results
MIDLAND, Texas – May 8, 2023 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its first quarter 2023 financial and operational results.
First Quarter Financial and Operational Highlights
•Delivered total production of 153.8 MBoe/d, ahead of guidance, and oil production of 78.3 MBbls/d, in-line with guidance
•Announced total accrued capital expenditures of $360 million and total cash capital expenditures of $315 million
•Reported net cash provided by operating activities of $438 million and adjusted free cash flow1 of $101 million (accrued capital expenditures) or $146 million (cash capital expenditures)
•Delivered total return of capital of $85 million through the base and variable dividends and stock repurchases:
◦Announced quarterly base dividend of $0.05 per share
◦Initiated inaugural variable dividend of $0.05 per share
◦Repurchased $29.4 million of Class C Common Stock
•Closed the previously announced bolt-on acquisition in Lea County and midstream infrastructure divestiture in Reeves County
Management Commentary
“Permian Resources delivered another strong operational quarter as we remain focused on executing on our 2023 plan, with quarterly production and costs in-line with or ahead of expectations,” said Will Hickey, Co-CEO of Permian Resources. “We continue to build upon our operational track record and are committed to driving strong well results, improving operational efficiencies and maintaining capital discipline.”
“In the inaugural quarter of our variable return program, we are pleased to be able to return $85 million to shareholders through the base dividend, variable dividend and share buybacks,” said James Walter, Co-CEO of the Company. “Going forward, we will continue to leverage our high-quality assets, efficient operations and strong financial position to provide a unique and attractive value proposition to investors.”
Operational and Financial Results
Permian Resources met or exceeded its first quarter production targets while continuing to drive cost efficiency improvements and remains on track to achieve its full year production and capital expenditure guidance. During the quarter, average daily crude oil production was 78,332 barrels of oil per day (“Bbls/d”), and first quarter total production averaged 153,822 barrels of oil equivalent per day (“Boe/d”).
First quarter average realized prices were $74.38 per barrel of oil, $1.81 per Mcf of natural gas and $27.12 per barrel of natural gas liquids (“NGLs”), excluding the effects of hedges and GP&T expenses. Oil (98% of NYMEX oil) and NGL (36% of NYMEX oil) realizations were in-line with Company expectations. Realized natural gas prices were lower than expected, which was primarily driven by regional pricing dynamics that the Company believes to be non-recurring in nature. Permian Resources expects continued weakness for Waha natural gas prices during parts of the year and has reduced its exposure through the use of Waha basis hedges, in addition to pricing a portion of its residue natural gas at Houston Ship Channel.

First quarter total controllable cash costs (LOE, cash G&A and GP&T) were $7.86 per Boe, which were in-line with expectations. The Company anticipates total controllable cash costs on a per unit basis to decline during the year as total production is expected to grow. Total accrued capital expenditures were $360 million during the first quarter, and total cash capital expenditures realized for the quarter were $315 million. The difference between accrued and cash capital expenditures during the quarter was driven by normal course changes in working capital, and the Company expects accrued and cash capital expenditures to be approximately equivalent over time.
For the quarter, Permian Resources generated net cash provided by operating activities of $438 million and adjusted free cash flow1 of $101 million, utilizing accrued capital expenditures, or $146 million, utilizing cash capital expenditures. The Company also reported net income attributable to Class A Common Stock during the first quarter of $102 million, or $0.35 per basic share. First quarter adjusted net income1 was $192 million or $0.34 per adjusted basic share.
Since its last update on February 22, 2023, the Company has added incremental oil hedges for the second half of 2023 and full year 2024 and 2025. For the second half of 2023, the Company entered into 3,000 Bbls/d of incremental oil swaps at a weighted average fixed price of $77.32 per barrel. As a result, Permian Resources now has approximately 30% of its expected crude oil production hedged for the remainder of 2023 (using the mid-point of guidance) at a weighted average floor price of $82.48 per Bbl. For the full year 2024, Permian Resources has 17,000 Bbls/d of oil hedged at a weighted average fixed price of $75.48 per Bbl. The Company has 5,000 Bbls/d of oil hedged in 2025 at a weighted average fixed price of $68.00 per Bbl.
In addition to the hedge positions discussed above, the Company has certain other natural gas hedges, crude oil and natural gas basis swaps and crude oil roll differential swaps in place. (For a summary table of Permian Resources’ derivative contracts as of April 30, 2023, please see the Appendix to this press release.)
Permian Resources continues to maintain a strong financial position and low leverage profile. In April, the Company’s bank group reaffirmed the borrowing base under its revolving credit facility at $2.5 billion and maintained its level of elected commitments at $1.5 billion. At March 31, 2023, the Company had $26 million in cash on hand and $285 million in borrowings outstanding under the facility. Total liquidity was approximately $1.2 billion, including letters of credit. Net debt-to-LQA EBITDAX1 at March 31, 2023 was approximately 1.0x, and the Company has no debt maturities until 2026.
Shareholder Returns
Permian Resources announced today that its Board of Directors (the “Board”) declared a quarterly base cash dividend of $0.05 per share of Class A common stock, or $0.20 per share on an annualized basis. Additionally, based upon first quarter financial results, the Board has declared a quarterly variable cash dividend of $0.05 per share of Class A common stock. Combined, the base and variable dividends represent a total of $0.10 per share. The base and variable dividends are payable on May 24, 2023 to shareholders of record as of May 16, 2023.
Permian Resources returned additional capital to shareholders in the first quarter by repurchasing 2.75 million shares of Class C Common Stock for $29.4 million during a secondary offering from selling shareholders.
Portfolio Optimization Review
During the first quarter, Permian Resources closed a series of portfolio management transactions, which consisted of a bolt-on acquisition, a sizable acreage swap and a divestiture of a portion of its water infrastructure, in addition to properties added through its ongoing grassroots acquisition program.
Permian Resources closed the previously announced transaction to acquire 4,000 net leasehold acres, 3,300 net royalty acres and associated production, located predominantly in Lea County, New Mexico for a purchase price of

$98 million, before post-closing adjustments. The acquired operated position consists of largely undeveloped acreage and is contiguous to one of the Company’s existing core blocks in Lea County.
Also during the quarter, the Company executed an acreage trade that further bolstered its position in Eddy County, New Mexico. Permian Resources traded into approximately 3,400 net acres, consisting of seven newly created, operated drilling spacing units (DSUs) adjacent to its current position and increased working interest in existing acreage on the Company’s near-term drilling schedule. As part of the transaction, the Company traded out of approximately 3,200 net acres of lower working interest acreage, which was not on its near-term drill schedule and had no material production.
“We are excited to trade into high quality inventory in one of our core operating areas, which has demonstrated highly productive results. Importantly, we expect to begin drilling activity on approximately half of the inbound acreage over the next twelve months, making this type of transaction highly accretive to shareholders,” said James Walter, Co-CEO. “We believe active portfolio management is a key competency for Permian Resources and will continue to drive value for our shareholders.”
Finally, as previously announced, the Company divested a portion of its saltwater disposal wells and associated produced water infrastructure in Reeves County, Texas for total cash consideration of $125 million received at closing, with $60 million of such consideration subject to future performance obligations by the Company.
Quarterly Report on Form 10-Q
Permian Resources’ financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which is expected to be filed with the Securities and Exchange Commission ("SEC") on May 9, 2023.
Conference Call and Webcast
Permian Resources will host an investor conference call on Tuesday, May 9, 2023 at 9:00 a.m. Central (10:00 a.m. Eastern) to discuss first quarter operating and financial results. Interested parties may join the webcast by visiting Permian Resources’ website at www.permianres.com and clicking on the webcast link or by dialing (888) 396-8049 (Conference ID: 92425142) at least 15 minutes prior to the start of the call. A replay of the call will be available on the Company’s website or by phone at (877) 674-7070 (Access Code: 425142) for a 14-day period following the call.
About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on the responsible acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets and operations are located in the core of the Delaware Basin. For more information, please visit www.permianres.com.

Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil;
•the effects of excess supply of oil and natural gas resulting from reduced demand caused by the COVID-19 pandemic and the actions taken in response by certain oil and natural gas producing countries;
•political and economic conditions in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;
•our ability to realize the anticipated benefits and synergies from the recently-closed merger and effectively integrate the assets of Centennial and Colgate;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, return of capital program, liquidity and capital required for our development program;
•our realized oil, natural gas and NGL prices;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our ability to identify, complete and effectively integrate acquisitions of properties or businesses;
•our hedging strategy and results;
•our competition and government regulations;
•our ability to obtain permits and governmental approvals;
•our pending legal or environmental matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•costs of developing or operating our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, risks relating to the merger, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any oil and gas reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Net Income, Adjusted Free Cash Flow and Net Debt-to-LQA EBITDAX are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Contact:
Hays Mabry
Sr. Director, Investor Relations
(832) 240-3265
ir@permianres.com

SOURCE Permian Resources Corporation

Permian Resources Corporation
Operating Highlights

	Three Months Ended March 31,
	2023	2022
Net revenues (in thousands):
Oil sales	$524,386	$262,767
Natural gas sales(1)	32,122	39,018
NGL sales(2)	59,760	45,492
Oil and gas sales	$616,268	$347,277

Average sales prices:
Oil (per Bbl)	$74.38	$89.17
Effect of derivative settlements on average price (per Bbl)	3.65	(12.82)
Oil including the effects of hedging (per Bbl)	$78.03	$76.35

Average NYMEX price for oil (per Bbl)	$76.13	$94.40
Oil differential from NYMEX	(1.75)	(5.23)

Natural gas price excluding the effects of GP&T (per Mcf)(1)	$1.81	$3.93
Effect of derivative settlements on average price (per Mcf)	0.58	(0.51)
Natural gas including the effects of hedging (per Mcf)	$2.39	$3.42

Average NYMEX price for natural gas (per MMBtu)	$2.67	$4.60
Natural gas differential from NYMEX	(0.86)	(0.67)

NGL price excluding the effects of GP&T (per Bbl)(2)	$27.12	$49.37

Net production:
Oil (MBbls)	7,050	2,947
Natural gas (MMcf)	23,974	9,925
NGL (MBbls)	2,798	921
Total (MBoe)(3)	13,844	5,522

Average daily net production:
Oil (Bbls/d)	78,332	32,741
Natural gas (Mcf/d)	266,374	110,280
NGL (Bbls/d)	31,094	10,238
Total (Boe/d)(3)	153,822	61,359

(1)    Natural gas sales include a portion of gathering, processing and transportation expenses (“GP&T”), that are reflected as a reduction to natural gas sales of $11.3 million for the three months ended March 31, 2023 and none for the three months ended March 31, 2022. Natural gas average sales price excludes $0.47 per Mcf of these GP&T charges for the three months ended March 31, 2023.
(2)    NGL sales include a portion of GP&T, that are reflected as a reduction to NGL sales of $16.1 million for the three months ended March 31, 2023 and none for the three months ended March 31, 2022. NGL average sales prices excludes $5.77 per Bbl of these GP&T charges for the three months ended March 31, 2023.
(3)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended March 31,
	2023	2022
Operating costs (in thousands):
Lease operating expenses	$74,532	$28,734
Severance and ad valorem taxes	48,509	25,051
Gathering, processing and transportation expenses	15,482	21,891
Operating cost metrics:
Lease operating expenses (per Boe)	$5.38	$5.20
Severance and ad valorem taxes (% of revenue)	7.9%	7.2%
Gathering, processing and transportation expenses (per Boe)	$1.12	$3.96

Permian Resources Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
Operating revenues
Oil and gas sales	$616,268	$347,277
Operating expenses
Lease operating expenses	74,532	28,734
Severance and ad valorem taxes	48,509	25,051
Gathering, processing and transportation expenses	15,482	21,891
Depreciation, depletion and amortization	188,219	71,009
General and administrative expenses	35,474	30,603
Merger and integration expense	13,299	—
Impairment and abandonment expense	245	2,627
Exploration and other expenses	4,374	2,307
Total operating expenses	380,134	182,222
Net gain (loss) on sale of long-lived assets	66	82
Income (loss) from operations	236,200	165,137

Other income (expense)
Interest expense	(36,777)	(13,154)
Net gain (loss) on derivative instruments	54,512	(129,523)
Other income (expense)	120	118
Total other income (expense)	17,855	(142,559)

Income (loss) before income taxes	254,055	22,578
Income tax (expense) benefit	(34,254)	(6,776)
Net income (loss)	219,801	15,802
Less: Net (income) loss attributable to noncontrolling interest	(117,681)	—
Net income (loss) attributable to Class A Common Stock	$102,120	$15,802

Income (loss) per share of Class A Common Stock:
Basic	$0.35	$0.06
Diluted	$0.31	$0.05

Weighted average Class A Common Stock outstanding:
Basic	295,913	284,851
Diluted	335,848	319,680

Permian Resources Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$25,593	$59,545
Accounts receivable, net	301,581	282,846
Derivative instruments	108,293	100,797
Prepaid and other current assets	8,528	20,602
Total current assets	443,995	463,790
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,433,639	1,424,744
Proved properties	9,283,311	8,869,174
Accumulated depreciation, depletion and amortization	(2,600,676)	(2,419,692)
Total oil and natural gas properties, net	8,116,274	7,874,226
Other property and equipment, net	16,294	15,173
Total property and equipment, net	8,132,568	7,889,399
Noncurrent assets
Operating lease right-of-use assets	70,289	64,792
Other noncurrent assets	76,306	74,611
TOTAL ASSETS	$8,723,158	$8,492,592
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$619,828	$562,156
Operating lease liabilities	34,959	29,759
Derivative instruments	344	1,998
Other current liabilities	26,867	11,656
Total current liabilities	681,998	605,569
Noncurrent liabilities
Long-term debt, net	2,042,916	2,140,798
Asset retirement obligations	46,613	40,947
Deferred income taxes	50,414	4,430
Operating lease liabilities	41,570	41,341
Other noncurrent liabilities	50,961	3,211
Total liabilities	2,914,472	2,836,296
Commitments and contingencies (Note 12)
Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 321,723,961 shares issued and 313,958,894 shares outstanding at March 31, 2023 and 298,640,260 shares issued and 288,532,257 shares outstanding at December 31, 2022	32	30
Class C: 245,644,075 shares issued and outstanding at March 31, 2023 and 269,300,000 shares issued and outstanding at December 31, 2022	25	27
Additional paid-in capital	2,891,528	2,698,465
Retained earnings (accumulated deficit)	323,677	237,226
Total shareholders' equity	3,215,262	2,935,748
Noncontrolling interest	2,593,424	2,720,548
Total equity	5,808,686	5,656,296
TOTAL LIABILITIES AND EQUITY	$8,723,158	$8,492,592

Permian Resources Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$219,801	$15,802
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	188,219	71,009
Stock-based compensation expense - equity awards	17,871	5,545
Stock-based compensation expense - liability awards	—	13,720
Impairment and abandonment expense	245	2,627
Deferred tax expense (benefit)	33,454	6,776
Net (gain) loss on sale of long-lived assets	(66)	(82)
Non-cash portion of derivative (gain) loss	(14,777)	86,645
Amortization of debt issuance costs and debt discount	2,796	1,492
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1,503)	(53,824)
(Increase) decrease in prepaid and other assets	(1,016)	(415)
Increase (decrease) in accounts payable and other liabilities	(6,811)	10,825
Net cash provided by operating activities	438,213	160,120
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(100,755)	(1,928)
Drilling and development capital expenditures	(315,285)	(81,156)
Purchases of other property and equipment	(1,204)	(1,052)
Contingent considerations received related to divestiture	60,000	—
Proceeds from sales of oil and natural gas properties	65,116	48
Net cash used in investing activities	(292,128)	(84,088)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	160,000	135,000
Repayment of borrowings under revolving credit facility	(260,000)	(160,000)
Debt issuance costs	—	(8,530)
Proceeds from exercise of stock options	231	1
Share repurchase	(29,418)	—
Dividends paid	(15,192)	—
Distributions paid to noncontrolling interest owners	(13,324)	—
Class A Common Stock repurchased from employees for taxes due upon share vestings	(32,160)	(1,259)
Net cash provided by (used in) financing activities	(189,863)	(34,788)
Net increase (decrease) in cash, cash equivalents and restricted cash	(43,778)	41,244
Cash, cash equivalents and restricted cash, beginning of period	69,932	9,935
Cash, cash equivalents and restricted cash, end of period	$26,154	$51,179

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statements of Cash Flows for the periods presented:

	Three Months Ended March 31,
	2023	2022
Cash and cash equivalents	$25,593	$50,624
Restricted cash	561	555
Total cash, cash equivalents and restricted cash	$26,154	$51,179

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income/loss attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (not cash-settled), exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to Class A Common Stock	$102,120	$83,050	$224,359	$191,826	$15,802
Net income (loss) attributable to noncontrolling interest	117,681	115,658	119,145	—	—
Interest expense	36,777	39,358	28,807	14,326	13,154
Income tax expense	34,254	40,860	31,169	41,487	6,776
Depreciation, depletion and amortization	188,219	182,052	109,500	82,117	71,009
Impairment and abandonment expense	245	244	498	506	2,627
Non-cash derivative (gain) loss	(14,777)	88,635	(213,503)	(39,514)	86,645
Stock-based compensation expense(1)	16,707	54,342	18,896	(2,487)	18,834
Exploration and other expenses	4,374	4,765	2,352	1,954	2,307
Merger and integration expense	13,299	12,469	59,270	5,685	—
(Gain) loss on sale of long-lived assets	(66)	(13)	3	1,406	(82)
Adjusted EBITDAX	$498,833	$621,420	$380,496	$297,306	$217,072

(1)    Includes stock-based compensation for equity awards and also for cash-based liability awards that have not yet been settled in cash, both of which relate to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX is a non-GAAP financial measure. We define net debt as long-term debt, net, plus unamortized debt discount and debt issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended March 31, 2023, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to long-term debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

(in thousands)	March 31, 2023
Long-term debt, net	2,042,916
Unamortized debt discount and debt issuance costs on senior notes	57,883
Long-term debt	2,100,799
Less: cash and cash equivalents	(25,593)
Net debt (Non-GAAP)	2,075,206
LQA EBITDAX(1)	1,995,332
Net debt-to-LQA EBITDAX	1.0
(1) Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended March 31, 2023, on an annualized basis.
Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding ("Adjusted Basic and Diluted Shares") are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding during the period.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands)	2023	2022
Basic weighted average shares of Class A Common Stock outstanding	295,913	284,851
Weighted average shares of Class C Common Stock	263,369	—
Adjusted basic weighted average shares outstanding	559,282	284,851

Basic weighted average shares of Class A Common Stock outstanding	295,913	284,851
Add: Dilutive effects of Convertible Senior Notes	27,314	27,074
Add: Dilutive effects of equity awards and ESPP shares	12,621	7,755
Diluted weighted average shares of Class A Common Stock outstanding	335,848	319,680
Weighted average shares of Class C Common Stock	263,369	—
Adjusted diluted weighted average shares outstanding	599,217	319,680

Free Cash Flow and Adjusted Free Cash Flow
Free cash flow and adjusted free cash flow are supplemental non-GAAP financial measures that are used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define free cash flow as net cash provided by operating activities before changes in working capital, less capital expenditures incurred/paid and adjusted free cash flow as free cash flow before non-recurring merger and integration expense.
Our management believes free cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computations of free cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Free cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of free cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Accrued Capital Expenditure(1)		Cash Capital Expenditure(2)
	Three Months Ended March 31,		Three Months Ended March 31,
(in thousands, except per share data)	2023	2022	2023	2022
Net cash provided by operating activities	$438,213	$160,120	$438,213	$160,120
Changes in working capital:
Accounts receivable	1,503	53,824	1,503	53,824
Prepaid and other assets	1,016	415	1,016	415
Accounts payable and other liabilities	6,811	(10,825)	6,811	(10,825)
Operating cash flow before working capital changes	447,543	203,534	447,543	203,534
Less: total capital expenditures incurred/paid	(359,800)	(114,700)	(315,285)	(81,156)
Free cash flow	87,743	88,834	132,258	122,378
Merger and integration expense	13,299	—	13,299	—
Adjusted free cash flow	$101,042	$88,834	$145,557	$122,378

Adjusted basic weighted average shares outstanding	559,282	284,851	559,282	284,851
Adjusted free cash flow per adjusted basic share	$0.18	$0.31	$0.26	$0.43

(1) Utilizes activity-based capital expenditures incurred during the period.
(2) Utilizes cash capital expenditure payments during the period.

Adjusted Net Income
Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income as net income attributable to Class A Common Stock plus net income/loss attributable to noncontrolling interest adjusted for non-cash gains or losses on derivatives, merger and integration expense, impairment and abandonment expense, gain/loss from the sale of long-lived assets and the related income tax adjustments for these items. Adjusted net income is not a measure of net income as determined by GAAP.
Our management believes adjusted net income is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers by excluding certain non-cash items that can vary significantly. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our presentation of adjusted net income should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands, except per share data)	2023	2022
Net income (loss) attributable to Class A Common Stock	$102,120	$15,802
Net income (loss) attributable to noncontrolling interest	117,681	—
Non-cash derivative (gain) loss	(14,777)	86,645
Merger and integration expense	13,299	—
Impairment and abandonment expense	245	2,627
(Gain) loss on sale of long-lived assets	(66)	(82)
Adjusted net income excluding above items	218,502	104,992
Income tax expense of the above items(1)	(26,186)	(20,068)
Adjusted Net Income	$192,316	$84,924

Adjusted basic weighted average shares outstanding	559,282	284,851
Adjusted net income per adjusted basic share	$0.34	$0.30

(1)    Income tax expense for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate of 22.5%.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of April 30, 2023. There were no additional contracts entered into through the date of this filing:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)(1)
Crude oil swaps	April 2023 - June 2023	1,592,500	17,500	$87.64
	July 2023 - September 2023	1,748,000	19,000	84.93
	October 2023 - December 2023	1,748,000	19,000	83.04
	January 2024 - March 2024	1,547,000	17,000	76.65
	April 2024 - June 2024	1,547,000	17,000	75.83
	July 2024 - September 2024	1,564,000	17,000	75.06
	October 2024 - December 2024	1,564,000	17,000	74.40
	January 2025 - March 2025	450,000	5,000	68.00
	April 2025 - June 2025	455,000	5,000	68.00
	July 2025 - September 2025	460,000	5,000	68.00
	October 2025 - December 2025	460,000	5,000	68.00
	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Collar Price Ranges ($/Bbl)(2)
Crude oil collars	April 2023 - June 2023	819,000	9,000	$75.56 - $91.15
	July 2023 - September 2023	644,000	7,000	76.43 - 92.70
	October 2023 - December 2023	644,000	7,000	76.43 - 92.70

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(3)
Crude oil basis differential swaps	April 2023 - June 2023	739,499	8,126	$0.55
	July 2023 - September 2023	1,025,000	11,141	0.63
	October 2023 - December 2023	1,025,002	11,141	0.63
	January 2024 - March 2024	1,092,000	12,000	0.66
	April 2024 - June 2024	1,092,000	12,000	0.66
	July 2024 - September 2024	1,104,000	12,000	0.66
	October 2024 - December 2024	1,104,000	12,000	0.66
	January 2025 - March 2025	450,000	5,000	0.95
	April 2025 - June 2025	455,000	5,000	0.95
	July 2025 - September 2025	460,000	5,000	0.95
	October 2025 - December 2025	460,000	5,000	0.95
	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(4)
Crude oil roll differential swaps	April 2023 - June 2023	1,365,000	15,000	$1.25
	July 2023 - September 2023	1,656,000	18,000	1.16
	October 2023 - December 2023	1,656,000	18,000	1.16
	January 2024 - March 2024	1,092,000	12,000	0.68
	April 2024 - June 2024	1,092,000	12,000	0.67
	July 2024 - September 2024	1,104,000	12,000	0.66
	October 2024 - December 2024	1,104,000	12,000	0.66
	January 2025 - March 2025	180,000	2,000	0.37
	April 2025 - June 2025	182,000	2,000	0.37
	July 2025 - September 2025	184,000	2,000	0.37
	October 2025 - December 2025	184,000	2,000	0.37

(1)    These crude oil swap transactions are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These crude oil collars are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.
(3)    These crude oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable monthly settlement period.
(4)    These crude oil roll swap transactions are settled based on the difference between the arithmetic average of NYMEX WTI calendar month prices and the physical crude oil delivery month price.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)(1)
Natural gas swaps	April 2023 - June 2023	1,572,752	17,283	$4.70
	July 2023 - September 2023	1,486,925	16,162	4.70
	October 2023 - December 2023	1,413,628	15,366	4.90
	January 2024 - March 2024	464,919	5,109	5.01
	April 2024 - June 2024	446,321	4,905	3.93
	July 2024 - September 2024	429,388	4,667	4.01
	October 2024 - December 2024	413,899	4,499	4.32

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(2)
Natural gas basis differential swaps	April 2023 - June 2023	6,142,500	67,500	$(1.30)
	July 2023 - September 2023	6,210,000	67,500	(1.30)
	October 2023 - December 2023	6,210,000	67,500	(1.30)
	January 2024 - March 2024	1,820,000	20,000	(0.59)
	April 2024 - June 2024	1,820,000	20,000	(0.67)
	July 2024 - September 2024	1,840,000	20,000	(0.66)
	October 2024 - December 2024	1,840,000	20,000	(0.64)
	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(3)
Natural gas basis differential swaps	April 2023 - June 2023	1,220,000	13,407	$(0.30)
	July 2023 - September 2023	1,840,000	20,000	(0.30)
	October 2023 - December 2023	1,840,000	20,000	(0.30)
	January 2024 - March 2024	1,820,000	20,000	(0.06)
	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Collar Price Ranges ($/MMBtu)(4)
Natural gas collars	April 2023 - June 2023	6,389,748	70,217	$3.64 - $7.62
	July 2023 - September 2023	6,563,075	71,338	3.64 - 7.52
	October 2023 - December 2023	6,636,372	72,134	3.66 - 8.22
	January 2024 - March 2024	3,175,081	34,891	3.36 - 9.44
	April 2024 - June 2024	1,373,679	15,095	3.00 - 6.45
	July 2024 - September 2024	1,410,612	15,333	3.00 - 6.52
	October 2024 - December 2024	1,426,101	15,501	3.25 - 7.30

(1)    These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas, during each applicable monthly settlement period.
(3)    These natural gas basis swap contracts are settled based on the difference between the Houston Shipping Channel (“HSC”) price and the NYMEX price of natural gas, during each applicable monthly settlement period.
(4)    These natural gas collars are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.